Exhibit 10.7(e)

First Horizon National Corporation
Pension Restoration Plan

(Amended and Restated as of January 1, 2008)

Article 7. Adoption of the Plan by Affiliate;

Article 1.   The Plan

1.1   Background of Plan
First Horizon National Corporation (the “Company”) presently maintains a supplemental retirement plan for eligible Employees of the Company and participating Affiliates. This plan was originally effective as of January 1, 1984, and it is known as the First Horizon National Corporation Pension Restoration Plan (the “Plan”). The Plan was previously amended and restated as of January 16, 2007.

The Plan is hereby amended and restated, effective as of January 1, 2008, to comply with the American Jobs Creation Act of 2004 and to make other related changes.

1.2   Purpose of Plan
The Plan restores benefits that are curtailed as a result of legal limits applicable to the First Horizon National Corporation Pension Plan (the “Pension Plan”).

The portion of the Plan that restores benefits affected by the limits described in Code section 415 is intended to be an “excess benefit plan” as defined in section 3(36) of ERISA. The portion of the Plan that restores benefits affected by the limit described in Code section 401(a)(17) is intended to be a plan maintained for the purposes of provided deferred compensation to a “select group of management or highly compensated employees” within the meaning of section 201(2) of ERISA.

The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.

1.3   Applicability of Plan
This Plan applies only to eligible Employees who are in the active employ of the Company or a participating Affiliate on or after January 1, 2008. Except as otherwise provided in this restatement, any Employee who was covered by the Plan as in effect before January 1, 2008 and who terminated employment before that date, shall continue to be entitled to the benefits (if any) provided under the Plan as in effect before January 1, 2008.

Article 2.   Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, whichever is appropriate in the context.

2.1   Actuarial Equivalent
“Actuarial Equivalent” means a benefit having the same value as the benefit it replaces, as determined on the basis of the actuarial equivalence assumptions in effect under the Pension Plan, as adjusted to comply with any required law changes.

2.2   Affiliate
“Affiliate” means:

(a)	any corporation while it is a member of the same “controlled group” of corporations (within the meaning of Code section 414(b)) as the Company;

(b)	any other trade or business (whether or not incorporated) while it is under “common control” (within the meaning of Code section 414(c)) with the Company;

(c)	any organization during any period in which it (along with the Company) is a member of an “affiliated service group” (within the meaning of Code section 414(m)); or

(d)	any other entity during any period in which it is required to be aggregated with the Company under Code section 414(o).

2.3   Beneficiary
“Beneficiary” means any person (natural or otherwise) designated by a Participant to receive any death benefits payable on the Participant’s behalf under the Pension Plan, or in the absence of any such designation, the person or entity determined to be the Participant’s beneficiary under the Pension Plan.

2.4   Board
“Board” means the Company’s Board of Directors.

2.5   Change in Control
“Change in Control” means the occurrence of any one of the following events:

(a)
the occurrence of an acquisition (“Acquisition”) by any individual, entity, or group (“Person”) within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d−3 promulgated under the Exchange Act) of a percentage of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Company Voting Securities”) that is 30 percent or more of the Company Voting Securities, but excluding:

(1)	any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company),

(2)	any acquisition by the Company or an Affiliate, and

(3)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(b)
during any 12-month period, a majority of the directors who at the beginning of such period constitute the Board are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c)
the consummation of a merger, consolidation, reorganization, or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company Voting Securities outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least 50 percent of the combined voting power of the Company Voting Securities (or the voting securities of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(d)
the sale or other disposition of the assets of the Company during any period of 12 consecutive months having a total gross fair market value equal to or more than 40 percent of the total gross fair market value of the assets of the Company and its Affiliates immediately before such sale or disposition.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Code section 409A and Treasury Regulation section 1.409A-3(i)(5), and shall be interpreted and applied by the Committee in a manner consistent with this intent.

2.6   Code
“Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to regulations and other regulatory guidance issued under that Code section.

2.7   Committee
“Committee” means the Administration Committee appointed by the Board to administer the Plan.

2.8   Company
“Company” means First Horizon National Corporation and any successor thereto.

2.9   Employee
“Employee” means any person who is employed by an Employer.

2.10   Employer
“Employer” means the Company and each Affiliate that has adopted this Plan for the benefit of its eligible Employees.

2.11   ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to regulations and other regulatory guidance issued under that section.

2.12   Normal Retirement Date
“Normal Retirement Date” means Normal Retirement Date as defined in the Pension Plan.

2.13   Participant
“Participant” means an Employee who has met, and continues to meet, the eligibility requirements of section 3.1.

2.14   Pension Plan
“Pension Plan” means the First Horizon National Corporation Pension Plan, as amended from time to time.

2.15   Plan
“Plan” means this First Horizon National Corporation Pension Restoration Plan, as amended from time to time.

2.16   Plan Year
“Plan Year” means the calendar year.

2.17   Separation from Service
“Separation from Service” means, subject to subsections (a) and (b), an Employee’s termination from employment with the Company and all Affiliates, whether by retirement or resignation from or discharge by the Company or an Affiliate.

(a)	A Separation from Service shall be deemed to have occurred if an Employee and the Company or any Affiliate reasonably anticipate, based on the facts and circumstances, that either:

(1)	the Employee will not provide any additional services for the Company or an Affiliate after a certain date; or

(2)
the level of bona fide services performed by the Employee after a certain date will permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Employee over the immediately preceding 36 months.

(b)
If an Employee is absent from employment due to military leave, sick leave, or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Employee will return to perform services for the Company or an Affiliate, a Separation from Service shall not occur until the later of:

(1)	the first date immediately following the date that is six months after the first date that an Employee was absent from employment; and

(2)	to the extent the Employee retains a right to reemployment with the Company or any Affiliates under applicable law or by contract, the date the Employee no longer retains a right to reemployment.

If a Participant fails to return to work upon the expiration of any military leave, sick leave, or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave.

2.18   Ten-Year Certain and Life Annuity
“Ten-Year Certain and Life Annuity” means a monthly benefit payable for the life of the Participant, and if he or she dies before receiving 120 monthly payments, payments shall continue to the Participant’s Beneficiary until a total of 120 monthly payments have been made.

(a)
Death of Beneficiary. If a Beneficiary dies after payments begin to the Beneficiary, but before a total of 120 payments have been made to the Participant and the Beneficiary, the Actuarial Equivalent value of any remaining payments shall be paid in a single sum to the Beneficiary’s estate.

(b)
Death of Participant. If a Participant dies before receiving 120 monthly payments and there is no surviving designated Beneficiary, the Actuarial Equivalent value of any payments shall be paid in a single sum to:

(1)	the Participant’s surviving spouse;

(2)	if there is no surviving spouse, to the Participant’s surviving children and children of deceased children per stirpes;

(3)	if there are no surviving children or grandchildren, to the Participant’s surviving parents in equal shares;

(4)	if there are no surviving parents, to the Participant’s surviving brothers and sisters and nephews and nieces who are children of deceased brothers and sisters per stirpes; or

(5)	if there are no surviving brothers, sisters, nephews, or nieces, to the Participant’s estate.

2.19   Vesting Service
“Vesting Service” means Vesting Service as determined under the Pension Plan.

Article 3.   Participation

3.1   Eligibility
Each Employee who is an active Participant in the Plan as in effect on December 31, 2007 shall automatically continue to be a Participant on January 1, 2008, if he or she is still an Employee. Any other Employee shall become a Participant as of:

(a)	the date as of which the Employee is designated by the Committee as a Participant; or

(b)
in the case of an Employee who has been designated by the Board as an executive officer, the date as of which his or her participation in the Plan is approved by the Human Resources Committee of the Board.

Participation in the part of the Plan that restores Pension Plan benefits curtailed under the compensation limit in effect under Code section 401(a)(17) shall be limited to Employees who are members of a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2).

3.2   Duration
An Employee who becomes a Participant under section 3.1 shall remain an active Participant until the earlier of:

(a)	his or her Separation from Service; or

(b)	a declaration by the Committee that he or she is no longer eligible to participate in the Plan.

An individual whose active participation is terminated under this section 3.2 shall continue to be an inactive Participant until all benefits to which he or she is entitled under this Plan have been paid.

Article 4.   Benefits

4.1   Retirement Benefits
(a)
Eligibility. A Participant who incurs a Separation from Service after attaining age 65 or after attaining age 55 and completing at least 15 years of Vesting Service shall be eligible for a retirement benefit under this section 4.1. This retirement benefit shall be calculated as a Ten-Year Certain and Life Annuity payable at the time specified in subsection (d) or (f). Except as otherwise provided in section 4.3, a Participant who incurs a Separation from Service or who ceases to be an Employee before attaining age 65 or before attaining age 55 and completing 15 years of Vesting Service shall not be entitled to any benefit under this Plan.

(b)
Amount. A Participant who is eligible for a retirement benefit under subsection (a) shall be entitled to receive a benefit as of his or her Normal Retirement Date equal to the difference between (1) and (2) where—

(1)
is the benefit accrued through the commencement date determined under this Plan that would be payable to the Participant under the Pension Plan as of his or her Normal Retirement Date, calculated without regard to the benefit limits in effect under Code sections 401(a)(17) and 415; and

(2)	is the benefit accrued through the commencement date determined under this Plan that would be payable to the Participant under the Pension Plan as of his or her Normal Retirement Date.

In addition to the benefit otherwise payable under this subsection, the Employer and a Participant may agree in writing that the Participant shall be paid an additional monthly benefit in excess of that payable by the Pension Plan due to the limitations of Code sections 401(a)(17) and 415. Any such agreement with a Participant shall be referred to in an appendix to this Plan.

(c)
Early Commencement. Except as otherwise provided in section 4.3, if payment of a Participant’s retirement benefit commences or is paid before his or her Normal Retirement Date, the benefit amount calculated pursuant to subsection (b) shall be reduced for early commencement in accordance with the early retirement reduction factors applicable to calculation of the Participant’s benefit under the Pension Plan.

(d)
Commencement Date. Except as otherwise elected by a Participant pursuant to subsection (f), payment of a Participant’s retirement benefit shall commence as of the first day of the month coinciding with or next following the six-month anniversary of the Participant’s Separation from Service. In any case where the payment of benefits is delayed pursuant to this subsection, the Participant’s retirement benefit shall be calculated as of the first day of the month coinciding with or next following the Participant’s Separation from Service. The payments to which the Participant would be entitled during the first six months after his or her Separation from Service shall be accumulated and paid to the Participant as of the first day of the month coinciding with or next following the six-month anniversary of the Participant’s Separation from Service.

(e)
Form of Payment. Except as otherwise elected by a Participant pursuant to subsection (f), benefits under this section shall be paid in the form of a Ten-Year Certain and Life Annuity. In lieu of this form of payment, a Participant may elect to receive his or her benefit in an optional method of payment that is the Actuarial Equivalent of the Ten-Year Certain and Life Annuity. The optional forms of payment shall be a single life annuity option, a contingent annuity option, and a lump sum payment.

(1)	Single Life Annuity Option. The single life annuity option is an annuity providing equal monthly payments for the lifetime of the Participant with no survivor benefits.

(2)
Contingent Annuity Option. The contingent annuity option is a reduced monthly benefit payable to the Participant for life and to a surviving named Beneficiary for the lifetime of the Beneficiary in an amount equal to 50 percent, 75 percent, or 100 percent (as elected by the Participant) of the amount payable during the Participant’s lifetime.

A Participant electing any contingent annuity option may elect a further reduced monthly benefit paying a minimum of 120 monthly payments. If the Participant and his or her Beneficiary both die before a total of 120 monthly payments have been made, the Actuarial Equivalent value of any remaining payments shall be paid to the estate of the last to die.

If a Participant elects a contingent annuity option, but his or her designated Beneficiary dies before payments commence, the Participant’s benefit shall be paid in the form of a Ten-Year Certain and Life Annuity unless the Participant validly elects a new form of payment pursuant to subsection (f).

(3)	Lump Sum Payment. A Participant may elect to receive his or her benefit in a single lump sum.

(f)
Election Procedures. A Participant may elect, at a time and in a manner specified by the Committee, to receive benefits in an optional form of payment described in subsection (e) and as of a benefit commencement date that is one, two, three, four, or five years after the first day of the month coinciding with or next following his or her Separation from Service. Notwithstanding the preceding sentence, any election pursuant to this subsection shall be void if the Participant’s benefit commencement date would be delayed later than the first day of the month coinciding with or next following his 70th birthday.

(1)
Elections After Participation Begins. Except to the extent permitted under regulations or other regulatory guidance issued under Code section 409A, if a Participant makes any such election after he or she becomes a Participant—

(A)	the election may not take effect until at least 12 months after the date on which the election is made;

(B)	the first payment made pursuant to the election must be deferred for a period of five years from the date when the payment would otherwise have been made; and

(C)	the election may not be made less than 12 months before the date when the first payment was scheduled to be paid.

In any case where the payment of benefits is delayed in accordance with subparagraph (B), the date determined pursuant to that provision shall be the Participant’s benefit commencement date, and the Participant’s retirement benefit shall be calculated as of that date.

Any election pursuant to this paragraph (1) shall become irrevocable as of the latest date when the election may be made pursuant to this paragraph.

(2)	Exceptions to Election Restrictions. An election by a Participant shall not be subject to the restrictions in paragraph (1) if:

(A)
the election is made prior to January 1, 2008 and the election does not apply to payments that the Participant would otherwise receive prior to 2008 and does not cause payments to be made prior to 2008; or

(B)
the Participant elects before his or her benefit commencement date to change from a Ten-Year Certain and Life Annuity described in section 2.18 or an annuity form of payment described in subsection (e)(1) or (2) to a different annuity form of payment described in those provisions.

4.2   Preretirement Death Benefits
The Beneficiary of a Participant shall be eligible to receive a preretirement death benefit if the Participant dies after attaining age 65 or after attaining age 55 and completing at least 15 years of Vesting Service, but before starting to receive retirement benefits under this Plan. The amount of this death benefit shall be equal to the Actuarial Equivalent present value of the retirement benefit that would have been payable in a single lump sum payment as of the first day of the month coinciding with or next following the date of the Participant’s death. The preretirement death benefit shall be paid to the Beneficiary in a single lump sum payment as soon as administratively practicable following the date of the Participant’s death.

4.3   Change in Control
Notwithstanding anything contained in this Plan to the contrary, the provisions of this section 4.3 shall govern and supersede any inconsistent terms or provisions of this Plan in the event of a Change in Control of the Company.

(a)
Notwithstanding anything herein to the contrary, the benefits payable under the Plan (both benefits that have accrued at the time of a Change in Control and those that accrue thereafter) may not be reduced or terminated after a Change in Control for any individual who was a participant in the Plan at the time of the Change in Control.

(b)
Notwithstanding anything in the Plan to the contrary, in the event a Change in Control or the “Pre-Change in Control Date” (as defined below) occurs, the Company shall make a lump sum payment (“Payment”) to each Participant not currently receiving benefits under the Plan on a date (the “Distribution Date”) no later than two business days after the Change in Control has occurred (or, if an agreement to effectuate a Change in Control pursuant to a Business Combination has been executed, on the date (the “Pre-Change in Control Date”) that is the third business day prior to the date the Chief Executive Officer of the Company believes in good faith will be the effective date of such Change in Control, but in any event prior to the effective date of such Change in Control).

(1)
The Payment shall be in an amount equal to the Actuarial Equivalent present value of the accrued benefit (the “Accrued Benefit”) under the Plan as of the Distribution Date, calculated in accordance with paragraphs (2) through (5) below. For purposes of determining this present value amount, the mortality table specified under the Pension Plan and an interest rate of 4.2% shall be used.

(2)
If a Participant is age 65 or older as of the Distribution Date, the Accrued Benefit shall be converted to an Actuarially Equivalent lump sum assuming that such Participant retired on the Distribution Date and immediately commenced receipt of the Accrued Benefit in the normal form of benefit under the Pension Plan.

(3)
If a Participant has not attained age 65 as of the Distribution Date, but is at least age 55, the Accrued Benefit shall be converted to an Actuarially Equivalent lump sum assuming that such Participant retired on the Distribution Date, the Accrued Benefit was reduced for early commencement using the reduction factors specified in the Pension Plan determined without regard to section 11.3(b) of the Pension Plan, and such Participant immediately commenced receipt of such reduced Accrued Benefit in the normal form of benefit under the Pension Plan.

(4)
If a Participant has not attained age 55 as of the Distribution Date, the Accrued Benefit shall first be converted to an Actuarially Equivalent lump sum assuming that such Participant was age 55 on the Distribution Date, the Accrued Benefit was reduced for early commencement using the reduction factors specified in the Pension Plan determined without regard to section 11.3(b) of the Pension Plan for a Participant retiring at age 55, and such Participant commenced receipt at age 55 of such reduced Accrued Benefit in the normal form of benefit under the Pension Plan. Such Actuarially Equivalent lump sum shall then be further reduced from age 55 to such Participant’s actual age as of the Distribution Date, using an interest rate of 4.2 percent, but without any reduction for mortality.

(5)
In the event the Plan is continued and not terminated following a Change in Control, any amount finally determined under section 4.1 of the Plan upon such Participant’s Separation from Service shall be offset by the amount of the Accrued Benefit (as converted to the applicable form of benefit) determined under this section 4.3. To the extent that a Participant is entitled to an additional retirement benefit following a Change in Control as a result of continued employment with an Employer, such benefit shall be paid to the Participant in accordance with section 4.1.

(c)	For purposes of the Plan, a “CIC Participant” is any Participant who is:

(1)	a party to a Tier I change in control agreement (“CIC Agreement”) with the Company, as determined under the standard policies and procedures of the Company;

(2)
becomes entitled to a payment under and in accordance with Section 5(iv) of the standard form of CIC Agreement in effect for new agreements as of March 1, 2007, or any successor thereto, as a result of a termination of employment as contemplated in such CIC Agreement; and

(3)	at the time of such termination of employment has both attained at least age 50 and been credited with not fewer than ten years of Vesting Service.

A CIC Participant will be entitled to two distinct payments under this subsection (c) as described below. The first of those amounts (the “Initial Lump Sum”) is the Payment payable following the Change in Control, calculated and paid as provided in subsection (b). The second of those amounts (the “50/10 Enhancement Lump Sum”) is a supplement to the Initial Lump Sum calculated and payable following Separation from Service as provided in this subsection (c). The 50/10 Enhancement Lump Sum shall be calculated as follows:

(A)
The CIC Participant’s Payment under subsection (b) shall be recalculated as of the date of Separation from Service as if that date were the date that the Change in Control occurred. For purposes of recalculating the Payment to the CIC Participant (and only for those purposes), the calculation of Accrued Benefits under section 4.1 of the Plan will be modified by crediting the CIC Participant with three additional years of age and three additional years of benefit service, in each case additional to the CIC Participant’s actual age and years of service at the date of Separation from Service.

(B)
The Initial Lump Sum paid shall be subtracted from the Payment as recalculated pursuant to paragraph (A), without actuarial or other adjustment for the time value of the amount and timing of the Initial Lump Sum payment. The difference resulting from that subtraction is the 50/10 Enhancement Lump Sum. The 50/10 Enhancement Lump Sum amount cannot be less than zero.

The additional years of age and benefit service contemplated by this subsection (c) will be credited only for purposes of adjusting the CIC Participant’s Accrued Benefit as described in this subsection (c), but not for purposes of making the CIC Participant eligible for early retirement benefits or otherwise.

The 50/10 Enhancement Lump Sum payment to a CIC Participant determined in accordance with this subsection (c) will be paid (without interest) on the first regular payroll date that occurs on or after 186 days after the CIC Participant experiences a Separation from Service.

4.4   Permissible Delays or Accelerations
Once benefit payments to a Participant commence, the payment of his or her retirement benefit shall not be delayed or accelerated, except as provided in this section. If the Company or the Committee determines that a delay or an acceleration of a Participant’s retirement benefit complies with the requirements under Code section 409A (including a delay to comply with Code section 162(m) or an acceleration to pay employment taxes), the Company or the Committee may either delay or accelerate the payment of a Participant’s retirement benefit in accordance with the terms of Code section 409A as it deems advisable in its sole discretion. If any payment is delayed in accordance with this provision, the Plan shall pay such delayed payments without interest following the expiration of the delay.

Article 5.   Article 5. Financing

5.1   Financing
The benefits under this Plan shall be paid out of the general assets of the Employers, except to the extent they are paid from the assets of a grantor trust established by an Employer to pay these benefits.

5.2   Unsecured Interest
No Participant shall have any interest whatsoever in any specific asset of the Company or an Affiliate. To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of an Employer.

Article 6.   Administration

6.1   Administration
The Plan shall be administered by the Committee.

The Committee shall have all powers necessary or appropriate to carry out the provisions of the Plan.  It may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan's business.  In its sole discretion, the Committee may delegate any or all of its responsibilities relative to administration of the Plan to such officers of the Company as it designates.

The Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit.

The Committee shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.

To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

6.2   Appeals from Denial of Claims
If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice of the denial. This notice shall be given in writing within a reasonable period of time after receipt of the claim by the Committee. This period will not exceed 90 days after receipt of the claim, except that if the Committee determines that special circumstances require an extension of time, the period may be extended up to an additional 90 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial
90-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the benefit determination is expected.

Notice of any claim denial shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(a)	the specific reasons for the denial;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;

(d)
an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or an authorized representative by filing with the Committee, within 60 days after the notice has been received, a written request for review; and

(e)	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse decision upon review.

If a claimant files a written request for review of a denied claim, the claimant or his or her authorized representative may request, free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim and may submit written comments, documents, records, and other information relevant to the claim within the 60-day period specified in subsection (d) above. The notice of claim denial shall include a statement of the claimant’s rights to review and submit information pursuant to this paragraph.

The review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim without regard to whether such material was submitted or considered as part of the initial determination. The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review. However, if the Committee determines that special circumstances require an extension of time, this period may be extended up to an additional 60 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial 60-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the decision on review is expected.

If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall be written in a manner calculated to be understood by the claimant. The decision shall include specific reasons for the denial; specific references to the pertinent Plan provisions on which the denial is based; a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

6.3   Tax Withholding
The Employer may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and that may be assessed with regard to the payment.

6.4   Expenses
All expenses incurred in the administration of the Plan shall be paid by the Employers.

Article 7.   Adoption of the Plan by Affiliate; Amendment and Termination of the Plan

7.1   Adoption of the Plan by Affiliate
An Affiliate may adopt the Plan by appropriate action of its board of directors or authorized officers or representatives, subject to the approval of the Board.

7.2   Amendment and Termination
The Company hereby reserves the right to amend, modify, or terminate the Plan at any time, and for any reason, by written resolution of the Board. However, no amendment or termination shall have the effect of reducing or terminating benefits for any Participant who has become entitled to a retirement benefit under section 4.1(a).

7.3   Successors
This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise) in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not be bound by this Plan pursuant to the preceding sentence or by operation of law, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as defined in section 2.8 and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

Article 8.   Miscellaneous Provisions

8.1   No Contract of Employment
Nothing contained in the Plan shall be construed to give any Participant the right to be retained in the service of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge a Participant at any time.

8.2   Nonalienation of Benefits
No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrances of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether currently or hereafter payable, shall be void. Except as otherwise specifically provided by law, no such benefit shall, in any manner, be liable for or subject to the debts or liabilities of any Participant or any other person entitled to such benefit.

8.3   Severability
If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

8.4   Applicable Law
Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the state of Tennessee.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on ____________________, 2007, effective as of January 1, 2008.

First Horizon National Corporation

Attest:
By: ________________________________
Its _________________________________

By: _____________________________

Its ______________________________